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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       CONTACT: Kristin Van
                                                     Information Resources, Inc.
                                                     (312)474-3384
                                                     kristin.van@infores.com

                    IRI COMMENTS ON PROCTER & GAMBLE DECISION

CHICAGO - DECEMBER 13, 2002 - Information Resources, Inc. (NASDAQ: IRIC), a leading provider of consumer behavior insights to the consumer packaged goods
(CPG) industry, was informed today that Procter & Gamble will not be renewing its U.S. market measurement business with the Company. The current contract expires in July 2003.

"Obviously, we are surprised and disappointed with Procter & Gamble's decision," said Joe Durrett, IRI Chairman and CEO. "P&G is one of our largest clients and their loss will certainly be felt. Although we will no longer be P&G's primary U.S. market measurement supplier, we have had a strong and collaborative partnership with P&G in many other areas and we hope and expect that this relationship will continue. The fact that the contract runs through the middle of next year gives us some time to fully determine and take the necessary actions required to offset this loss of business. In the meantime, we remain committed to serving and delivering value and innovation to our customers, as well as continuing to maintain a strong balance sheet," said Durrett.

ABOUT INFORMATION RESOURCES, INC.
Information Resources, Inc. (NASDAQ: IRIC) is a leading provider of UPC scanner-based business solutions to the consumer packaged goods industry, offering services in the U.S., Europe and other international markets. The Company supplies CPG manufacturers, retailers and brokers with information and analysis critical to their sales, marketing and supply chain operations. IRI provides services designed to deliver value through an enhanced understanding of the consumer to a majority of the Fortune 500 companies in the CPG industry. More information is available at www.infores.com.

Certain matters discussed above are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in reports and other documents filed by the Company with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year 2001.

For further information, please contact:



    Andrew G. Balbirer, Executive Vice President and Chief Financial Officer
                     Mary K. Sinclair, Corporate Controller
             Kristin V. Van, Vice President Corporate Communications
              Information Resources, Inc., 150 North Clinton Street
                     Chicago, Illinois 60661, (312) 726-1221

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